Exhibit 5.1

Krista P. Hanvey Partner T: +1 214.698.3425 khanvey@gibsondunn.com

November 6, 2024

Brinker International, Inc.

3000 Olympus Boulevard

Dallas, TX 75019

Re:	Post-Effective Amendment to Registration Statements on Form S-8

Ladies and Gentlemen:

We have examined the Registration Statements (the “Prior Registration Statements”) on Form S-8 of Brinker International, Inc., a Delaware corporation (the “Company”), filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), on March 28, 2019 in connection with the offering by the Company of up to 1,350,000 shares of the Company’s Common Stock, par value $0.10 per share (the “Common Stock”) and on February 6, 2015 in connection with the offering by the Company of up to 2,000,000 shares of Common Stock, in each case issuable to eligible individuals under the Brinker International, Inc. Stock Option and Incentive Plan (as amended and restated, the “Prior Plan”).

Pursuant to the terms of the Company’s 2024 Stock Option and Incentive Plan (the “2024 Plan”), the shares of Common Stock subject to outstanding awards under the Prior Plan as of November 6, 2024, that, on or after such date, are forfeited, expire or are canceled without delivery of shares of Common Stock or which otherwise result in the forfeiture of shares of Common Stock back to the Company will be available for issuance under the 2024 Plan (such shares of Common Stock, collectively, the “Rollover Shares”).

We have examined Post-Effective Amendment No. 1 to the Prior Registration Statements (the “Post-Effective Amendment”) to be filed with the Commission pursuant to the Securities Act in connection with the offering by the Company of such Rollover Shares that may become available for issuance under the 2024 Plan. In arriving at the opinion expressed below, we have examined originals, or copies certified or otherwise identified to our satisfaction as being true and complete copies of the originals, of the 2024 Plan and such other documents, corporate records of the Company, certificates of officers of the Company and of public officials and other documents as we have deemed necessary or advisable to enable us to render this opinion. In our examination, we have assumed without independent investigation the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies. As to any facts material to this opinion, we have relied to the extent we deemed appropriate and without independent investigation upon statements and representations of officers and other representatives of the Company and others. We have also assumed that there are no agreements or understandings

Abu Dhabi • Beijing • Brussels • Century City • Dallas • Denver • Dubai • Frankfurt • Hong Kong • Houston • London • Los Angeles

Munich • New York • Orange County • Palo Alto • Paris • Riyadh • San Francisco • Singapore • Washington, D.C.

November 6, 2024

Brinker International, Inc.

between or among the Company and any participants in the 2024 Plan that would expand, modify or otherwise affect the terms of the 2024 Plan or the respective rights or obligations of the participants thereunder. Finally, we have assumed the accuracy of all other information provided to us by the Company during the course of our investigations, on which we have relied in issuing the opinion expressed below.

Based upon the foregoing, and subject to the assumptions, exceptions, qualifications and limitations set forth herein and in reliance on the statements of fact contained in the documents that we have examined, we are of the opinion that the Rollover Shares, when issued and sold in accordance with the terms set forth in the 2024 Plan and against payment therefor, and when the Post-Effective Amendment has become effective under the Securities Act, will be validly issued, fully paid and non-assessable.

The opinion expressed above is subject to the following exceptions, qualifications, limitations and assumptions. We render no opinion herein as to matters involving the laws of any jurisdiction other than the Delaware General Corporation Law (the “DGCL”). This opinion is limited to the effect of the current state of the DGCL and to the facts as they currently exist. We assume no obligation to revise or supplement this opinion in the event of future changes in such laws or the interpretations thereof or such facts. We express no opinion regarding any state securities laws or regulations.

We consent to the filing of this opinion as an exhibit to the Post-Effective Amendment. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission.

Very truly yours,

Gibson, Dunn & Crutcher LLP